Exhibit 1*

Japan Bank for International Cooperation

This description of Japan Bank for International Cooperation is dated September 4, 2018 and appears as Exhibit 1 to its Annual Report on Form 18-K filed with the U.S. Securities and Exchange Commission.

*

JBIC’s financial information as of and for the fiscal years ended March 31, 2017 and 2018 in Exhibit 1 has been derived from its financial statements prepared in accordance with accounting principles generally accepted in Japan (“Japanese GAAP”).

THE DELIVERY OF THIS DOCUMENT AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS DOCUMENT (OTHERWISE THAN AS PART OF A PROSPECTUS CONTAINED IN A REGISTRATION STATEMENT FILED UNDER THE U.S. SECURITIES ACT OF 1933) DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OF JAPAN BANK FOR INTERNATIONAL COOPERATION.

FURTHER INFORMATION

This document appears as an Exhibit to the Annual Report of Japan Bank for International Cooperation (“JBIC”) filed with the U.S. Securities and Exchange Commission (the “Commission”) on Form 18-K. Additional information with respect to JBIC is available in such Annual Report, in the other exhibits to such Annual Report and in amendments thereto. Such Annual Report, exhibits and other amendments may be inspected and copied at the public reference room maintained by the Commission at: 100F Street, N.E., Washington, D.C. 20549. Information regarding the operations of the public reference room can be obtained by calling the Commission at 1-800-SEC-0330 or, without charge, from JBIC by telephoning 813-5218-3304. Such Annual Report, exhibits and other amendments are also available through the Commission’s Internet website at http://www.sec.gov.

In this document, all amounts are expressed in Japanese Yen (“¥” or “yen”), except as otherwise specified. The spot buying rate quoted on the Tokyo Foreign Exchange Market on August 28, 2018 as reported by the Bank of Japan at 5:00 p.m., Tokyo time, was ¥111.15 = $1.00, and the noon buying rate on August 24, 2018 for cable transfers in New York City payable in yen, as reported by the Federal Reserve Bank of New York, was ¥111.22 = $1.00.

Unless otherwise specified, references in this document to “$” are to U.S. dollars.

References in this document to fiscal years are to the 12-month periods commencing on April 1 of the year indicated.

References in this document to “JBIC” are to “Japan Bank for International Cooperation.”

References in this document to the “JBIC Group” are to JBIC and its subsidiaries. As of March 31, 2018, JBIC had two subsidiaries, JBIC IG Partners and Russia-Japan Investment Fund, L.P., which were newly established and included in the scope of consolidation from the fiscal year ending March 31, 2018.

References in this document to “JBIC Operations” are to “Japan Bank for International Cooperation Operations.” References in this document to “JBIC Operations” (i) prior to April 1, 2012 are to the JBIC Operations as conducted by the Predecessor, (ii) on or after April 1, 2012 until March 31, 2017 are to the JBIC Operations as conducted by JBIC and (iii) on or after April 1, 2017 are to the JBIC Operations as conducted by the JBIC Group.

References in this document to the “Predecessor” are to “Japan Finance Corporation.”

Figures in tables included in this document may not add up to totals due to rounding.

JBIC prepared its financial statements as of and for the fiscal year ended March 31, 2017 on a non-consolidated basis because it had no subsidiaries for such fiscal year. The JBIC Group prepared its financial statements as of and for the fiscal year ended March 31, 2018 on a consolidated basis because it established subsidiaries during such fiscal year. Except where otherwise specified, financial information as of and for the fiscal year ended March 31, 2018 is presented on a consolidated basis.

JBIC’s financial information as of and for the fiscal years ended March 31, 2017 and 2018 in this document has been derived from its financial statements prepared in accordance with accounting principles generally accepted in Japan (“Japanese GAAP”). Japanese GAAP differs from generally accepted accounting principles in other countries, such as the International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (the “IASB”), or generally accepted accounting principles in the United States.

JAPAN BANK FOR INTERNATIONAL COOPERATION

Pursuant to the Japan Bank for International Cooperation Act (Act No. 39 of 2011), as amended (the “JBIC Act”), which was passed into law on April 28, 2011, on April 1, 2012 and subsequently amended on May 30, 2014 by Law No. 44 of 2014 and June 27, 2014 by Law No. 91 of 2014, the Predecessor spun off two of its operations: (i) the JBIC Operations and (ii) the Financial Operations for Facilitating Realignment of United States Forces in Japan (the “Financial Operations for Facilitating Realignment of United States Forces in Japan”). Effective the same date, the JBIC Operations and the Financial Operations for Facilitating Realignment of United States Forces in Japan were transferred out of the Predecessor to establish Japan Bank for International Cooperation (“JBIC”), a joint-stock corporation wholly owned by the Japanese government.

Pursuant to the JBIC Act, on April 1, 2012, all of the assets and liabilities relating to the JBIC Operations and the Financial Operations for Facilitating Realignment of United States Forces in Japan were assumed by JBIC. Upon the same date, with respect to bonds issued by the former Japan Bank for International Cooperation prior to the establishment of the Predecessor on October 1, 2008 and subsequently succeeded to by the Predecessor, JBIC and the Japan International Cooperation Agency, jointly and severally, assumed the obligations under such bonds. With respect to bonds issued by the Predecessor prior to the establishment of JBIC on April 1, 2012, the post-spin off the Predecessor and JBIC, jointly and severally, assumed the obligations under such bonds. The guarantee of the bonds by the Japanese government remains in effect under the same conditions and such bonds continue to rank senior in terms of payment to unsecured general obligations not represented by debt securities.

The Financial Operations for Facilitating Realignment of United States Forces in Japan were discontinued at the end of September 2012 based on the joint statement by the Japan-US Security Consultative Committee dated April 27, 2012. In accordance with Article 23 of the Special Measures Act, on November 30, 2012, the residual assets were paid to the national treasury, and the Financial Account Related to the Financial Operations for Facilitating Realignment of United States Forces in Japan was abolished.

As part of the Japanese government’s “Partnership for Quality Infrastructure” initiative in May 2015, the Act for Partial Amendment of the Japan Bank for International Cooperation Act (the “Act for Partial Amendment of the JBIC Act”) was enacted on May 11, 2016 to further support the overseas business expansion of Japanese companies by strengthening JBIC’s functions. Consequently, in October 2016, a new account for financing overseas infrastructure projects (“Special Operations”) was established separately from the account for JBIC’s existing operations (“Ordinary Operations”).

JBIC Operations

Ordinary Operations

Pursuant to the JBIC Act, JBIC conducts the JBIC Operations to fulfill the following four missions in order to contribute to the sound development of Japan and the international economy and society: (a) promoting the overseas development and securement of resources which are important for Japan, (b) maintaining and improving the international competitiveness of Japanese industries, (c) promoting the overseas businesses having the purpose of preserving the global environment, such as preventing global warming, and (d) preventing disruptions to international financial order or taking appropriate measures with respect to damages caused by such disruption.

In order to execute the above missions, JBIC conducts the following seven principal operations by way of financing instruments such as loans, guarantees, acquisition and securitization of public/corporate bonds, assignment and securitization of loan assets and equity participations.

•

Export Loans. For the purpose of promoting exports of Japanese plants and for the purpose of securing equally competitive conditions in terms of financing when Japanese exporters compete with other developed countries, export finance provides loans and guarantees of funds to importers and financial institutions to support exports of plants and technologies by Japanese companies mostly to developing countries. In particular, products such as power generation facilities, communication equipment, and marine vessels.

•

Import Loans. For the purpose of securing a stable supply of resources for Japan, import finance provides loans and guarantees of funds to support imports of oil, LNG, iron ore, other rare minerals and other strategically important materials to Japan. Apart from natural resources, the guarantee facility supports imports of goods and services for which there are crucial domestic needs for the sound development of the Japanese economy, such as aircrafts.

•

Overseas Investment Loans. For the purpose of promoting Japan’s overseas business activities, overseas investment finance provides loans and guarantees of long-term business funds to support foreign direct investments undertaken by Japanese companies, overseas Japanese affiliates and foreign governments or financial institutions that have equity participations in or provide loans to such overseas affiliates. The eligible purposes include local manufacturing, resource development and other business ventures.

•

Untied Loans. Untied loans provide loans and guarantees of funds to support improvements in the overseas business environment or to stabilize their currencies to facilitate Japanese trade, investments and other overseas business activities by foreign governments and foreign government agencies. Untied loans also support projects that have a strong impact on preserving the environment.

•

Bridge Loans. Bridge loans provide short-term financing for developing country governments facing balance-of-payments difficulties or other emergencies until international agencies can provide economic support funds.

•

Equity Participations. Equity participations are equity investments in Japanese joint ventures conducting business overseas or overseas companies in which Japanese companies have invested for the purposes of a business tie-up, and equity investments in funds in which Japanese companies or international institutions participate.

•	Research and Studies. JBIC conducts research and studies to support its operations.

Special Operations

The JBIC Act (Act No. 39 of 2011), which regulates JBIC’s financial operations, was amended as of May 18, 2016 with the object, inter alia, of enhancing JBIC’s capacity to finance overseas infrastructure projects through the newly established “Special Operations.” The amendment came into force starting October 1, 2016 together with relevant implementing decrees. JBIC is thereafter required to maintain separate accounts for the Ordinary Operations and the Special Operations to ensure transparency of both operations. In line with the Japanese government’s initiative to promote development of quality infrastructure, the JBIC Group intends to leverage every tool at its disposal, including the Special Operations, to further mobilize the requisite funds to support private sector investment in infrastructure projects worldwide.

Both the account for Ordinary Operations and the account for Special Operations are required to conduct sound and efficient operations based on the principle that expenditures should not exceed revenues (“sufficient revenues to cover expenditures”) according to the JBIC Act. The account for Ordinary Operations is additionally subject to the principle that repayment from the loans and the performance of the obligations under the guarantees should be ascertained (“certainty of repayment”).

Recent Development

On November 16, 2017, JBIC issued $1.5 billion of 2.125% government-guaranteed bonds due November 16, 2020, $1.5 billion of 2.375% government-guaranteed bonds due November 16, 2022 and $1.5 billion of 2.750% government-guaranteed bonds due November 16, 2027. On July 20, 2018, JBIC issued $1.0 billion of 3.125% government-guaranteed bonds due July 20, 2021, $1.5 billion of 3.250% government-guaranteed bonds due July 20, 2023 and $1.0 billion of 3.250% government-guaranteed bonds due July 20, 2028. The bonds have been admitted to the official list of the Luxembourg Stock Exchange and are traded on the Luxembourg Stock Exchange’s Euro MTF Market.

On June 29, 2018, the JBIC announced its third medium-term business plan, “JBIC Third Medium-term Business Plan (FY2018-FY2020)” through the fiscal year ending March 31, 2021. The business plan sets out the JBIC’s medium- to long-term vision, which the JBIC wishes to be or become in ten years, to serve as a “navigator” for Japanese companies to expand overseas businesses in an uncertain world. This vision is based on the JBIC’s view of the international environment generally and changes in the environment surrounding the JBIC Group specifically. Following three principles, the medium-term business plan identifies eight key focus areas and 21 action plans to pursue.

•	Principles.
(1)	Enhance the JBIC’s risk-taking capability by capitalizing on its strength and attributes as a policy-based financial institution
(2)

Respond to changing social situations and clients’ needs in a flexible manner, while having the objective of supplementing the financial transactions implemented by private-sector financial institutions

(3)	Strengthen organizational competency

•	Key Focus Areas and Action Plans

•	Business areas.

I.	Growth areas, new fields.
1.	Take strategic actions to promote innovation
2.	Support Japanese companies in expanding into frontier markets
3.	Promote energy and natural resource projects in response to the new market environment
II.	Overseas infrastructure development
1.	Support infrastructure projects that are highly important on the policy front
2.	Help geo-economically important countries to establish frameworks for promoting infrastructure development
III.	Global environmental preservation
1.	Contribute to global efforts for the transition to a low-carbon society
2.	Further promote global environmental preservation
IV.	M&As
1.	Support overseas M&As that is important on the policy front
2.	Support overseas M&As in collaboration with private financial institutions
V.	Consistent implementation of policy-based finance and restructuring of operations.
1.	Implement policy-based finance in a consistent manner
2.	Restructure operations in response to the changing external environment
3.	Support Japanese small- and medium-sized enterprises in expanding overseas

•	Organizational areas

VI.	Enhancement of operational functions
1.	Promote formation of projects that are geo-economically important
2.	Improve operational functions to quickly respond to the changing business environment
3.	Further mobilize private funds amid the changing business model of the financial sector
VII.	Enhancement of management capabilities
1.	Ensure an executive management system that facilitates speedy and decisive operation
2.	Further enhance the financial and risk management systems to support top management decisions
VIII.	Strengthening of organizational foundation
1.	Promote work-style reforms
2.	Streamline operational workflow
3.	Ensure stability and safety while performing operations
4.	Enhance human capital

On July 1, 2018, JBIC launched its Global Facility to Promote Quality Infrastructure Investment for Environmental Preservation and Sustainable Growth, or “QI-ESG”. This facility provides support for a variety of projects in the world that contribute to global environmental preservation, including renewable energy projects. Under this new facility, JBIC will closely cooperate with the international community, for example by co-financing with multilateral development banks.

OPERATING RESULTS FOR THE FISCAL YEARS ENDED MARCH 31, 2017 AND 2018

Overall Operations

Set forth below are the operating results of the JBIC Group for the fiscal year ended March 31, 2018:

Year ended March 31,
2018
(In millions of yen)
Ordinary Income	¥390,060
Ordinary Profit	62,063
Net Income Attributable to Owners of Parent	62,081
Total Assets	18,012,060
Loans and Bills Discounted	13,513,680
Customers’ Liabilities for Acceptances and Guarantees	2,259,369

During the fiscal year ended March 31, 2018, the JBIC Group’s operations consisted solely of Ordinary Operations and Special Operations. As Ordinary Operations represent the JBIC Group’s primary business, the JBIC Group’s operating results were substantially determined by the operating results of its Ordinary Operations, as further described in “Each Operation.”

The ordinary income for the fiscal year ended March 31, 2018 totaled ¥390,060 million, of which interest income amounted to ¥336,768 million.

The ordinary expenses for the fiscal year ended March 31, 2018 totaled ¥327,996 million. Interest expense, which amounted to ¥249,256 million and reflected interest expense for its borrowings, outstanding debt securities and interest swaps, accounted for the majority of these expenses.

For the fiscal year ended March 31, 2018, the JBIC Group recorded ordinary profit of ¥62,063 million and net income of ¥62,064 million, and JBIC’s commitments, including guarantee, were ¥1,193 billion.

Set forth below are the operating results of JBIC for the fiscal year ended March 31, 2017:

Year ended March 31,
2017
(In millions of yen)
Ordinary Income	¥294,656
Ordinary Profit	41,537
Net Income	41,612
Total Assets	18,571,673
Loans and Bills Discounted	14,309,138
Customers’ Liabilities for Acceptances and Guarantees	2,384,997

During the fiscal year ended March 31, 2017, JBIC’s operations consisted solely of Ordinary Operations and Special Operations. As Ordinary Operations represented JBIC’s primary business, JBIC’s operating results were substantially determined by the operating results of its Ordinary Operations.

The ordinary income of JBIC for the fiscal year ended March 31, 2017 totaled ¥294,656 million. Interest income, which amounted to ¥259,250 million and reflected assistance provided in promotion of overseas development and acquisition of strategically important natural resources, overseas M&A transactions by Japanese corporations, and the overseas business deployment of Japanese companies, accounted for most of this income.

The ordinary expenses of JBIC for the fiscal year ended March 31, 2017 totaled ¥253,118 million. Interest expense, which amounted to ¥177,433 million and reflected interest expense for its borrowings and outstanding debt securities, accounted for the majority of these expenses.

For the fiscal year ended March 31, 2017, JBIC recorded ordinary profit of ¥41,537 million and net income of ¥41,612 million.

Each Operation

Set forth below are the operating results of each operation of the JBIC Group for the fiscal year ended March 31, 2018:

	Year ended March 31, 2018
	Ordinary Operations	Special Operations	Eliminations	Total
	(In millions of yen)
Ordinary Income	¥390,070	¥2	¥(12)	¥390,060
Ordinary Profit (Loss)	62,268	(204)	—	62,063
Net Income (Loss) Attributable to Owners of Parent	62,286	(204)	—	62,081
Total Assets	17,760,961	251,110	(11)	18,012,060
Loans and Bills Discounted	13,512,657	1,023	—	13,513,680
Customers’ Liabilities for Acceptances and Guarantees(a)	2,259,369	—	—	2,259,369

(a)	This is the amount of guarantee liabilities recorded in the JBIC Group’s balance sheet.

The ordinary income from Ordinary Operations for the fiscal year ended March 31, 2018 totaled ¥390,070 million. Ordinary expenses of Ordinary Operations for the fiscal year ended March 31, 2018 totaled ¥327,801 million, of which ¥249,256 million consisted of interest expense. As a result, for the fiscal year ended March 31, 2018, the Ordinary Operations recorded ordinary profit of ¥62,268 million and net income attributable to owners of parent of ¥62,286 million.

In the Ordinary Operations, JBIC supported railway and port infrastructure construction in Mozambique and Malawi and import of crude oil by Japanese companies from the Emirate of Abu Dhabi. JBIC also proactively supported Japanese industries overseas in connection with a hospital project in Turkey, automobile sales finance business in Russia, manufacture and sale of automobile parts in India, export of construction machinery to Africa, and overseas business deployment in Southeast Asia by small and medium-sized Japanese companies. To aid in protecting the environment, JBIC supported renewable energy projects involving Japanese companies, including a photovoltaic power project in India, an onshore wind power generation project in Egypt and a geothermal power project in Indonesia. In addition, JBIC acquired Samurai bonds issued by the government of Turkey, and JBIC and Industrial Growth Platform, Inc. established JBIC IG Partners, which provides investment advisory services regarding overseas investment funds. Also, JBIC and Russian Direct Investment Fund established Russia-Japan Investment Fund, L.P. to invest in projects and companies expected to enhance economic cooperation between Japan and Russia, including initial investments in three Russian companies made jointly with Russian Direct Investment Fund.

The ordinary income from Special Operations for the fiscal year ended March 31, 2018 totaled ¥2 million. Ordinary expenses of Special Operations for the fiscal year ended March 31, 2018 totaled ¥207 million, of which ¥169 million consisted of general and administrative expenses. As a result, for the fiscal year ended March 31, 2018, the Special Operations recorded ordinary loss of ¥204 million and net loss attributable to owners of parent of ¥204 million.

In the Special Operations, JBIC supported export of automatic train stop systems by a Japanese company to the government of Argentina.

For prior year data for Ordinary Operations and Special Operations, see the overall operating results for the fiscal year ended March 31, 2017 provided under “Overall Operations.”

BUSINESS

Missions

Pursuant to the JBIC Act, JBIC conducts the JBIC Operations to fulfill the following four missions in order to contribute to the sound development of Japan and the international economy and society: (a) promoting the overseas development and securement of resources which are important for Japan, (b) maintaining and improving the international competitiveness of Japanese industries, (c) promoting the overseas businesses having the purpose of preserving the global environment, such as preventing global warming, and (d) preventing disruptions to international financial order or taking appropriate measures with respect to damages caused by such disruption.

Government Control and Supervision

Under the JBIC Act, JBIC’s shares are wholly owned by the Japanese government, and JBIC is under the Japanese government’s control. JBIC’s operations, including appointment of directors, business plans and issuance of new debt securities, are supervised by the Minister of Finance. JBIC’s budgets are subject to approval of the Japanese Diet, and the annual financial statements of JBIC are required to be submitted to the Diet.

Overview of JBIC’s Operations

The Act for Partial Amendment of the JBIC Act was approved and enacted at the 190th ordinary session of the diet on May 11, 2016. Consequently, a new “Special Operations” account was established in October 2016 from which JBIC can provide enhanced financing support for overseas infrastructure projects and activities for this account are accounted for separately from those of the Ordinary Operations account.

Both the account for Ordinary Operations and the account for Special Operations are required to conduct sound and efficient operations based on the principle that expenditures should not exceed revenues (“sufficient revenues to cover expenditures”) according to the JBIC Act. The account for Ordinary Operations is additionally subject to the principle that repayment from the loans and the performance of the obligations under the guarantees should be ascertained (“certainty of repayment”).

JBIC Operations

Outstanding Credit in the JBIC Operations

Due to the relative importance of JBIC’s credit commitments to the JBIC Group, as compared with those of its consolidated subsidiaries, the following is presented on a non-consolidated basis.

JBIC’s total credit commitments for the year ended March 31, 2018 amounted to ¥1,145 billion, and the outstanding balance as of March 31, 2018 was ¥13,919 billion, each on a non-consolidated basis.

The following table sets forth, as of the dates indicated, the total amount of credit outstanding provided by JBIC on a non-consolidated basis, by type and geographical distribution in accordance with JBIC’s system of classification:

Credit Outstanding by Type and Geographical Distribution of the JBIC Operations (Non-consolidated)

	JBIC Operations		JBIC Operations
	As of March 31,		As of March 31,
	2017		2018
	(In millions of yen except for the percentage)		(In millions of yen except for the percentage)
EXPORT LOANS
Asia	427,441	2.9%	472,145	3.4%
The Pacific	—	—	348	0.0%
Europe	153,508	1.0%	201,335	1.4%
The Middle East	164,317	1.1%	200,814	1.4%
Africa	135,672	0.9%	152,369	1.1%
North America	—	—	—	—
Latin America	93,449	0.6%	81,561	0.6%
International Organizations, etc.	2,400	0.0%	2,623	0.0%

Total	976,789	6.7%	1,111,194	8.0%

	JBIC Operations		JBIC Operations
	As of March 31,		As of March 31,
	2017		2018
	(In millions of yen except for the percentage)		(In millions of yen except for the percentage)
IMPORT LOANS
Asia	9,456	0.1%	8,441	0.1%
The Pacific	61,397	0.4%	55,051	0.4%
Europe	7,871	0.1%	6,519	0.0%
The Middle East	293,252	2.0%	166,926	1.2%
Africa	780	0.0%	—	—
North America	2,112	0.0%	516	0.0%
Latin America	22,806	0.2%	16,918	0.1%
International Organizations, etc.	212,125	1.4%	166,822	1.2%

Total	609,800	4.2%	421,193	3.0%

OVERSEAS INVESTMENT LOANS
Asia	1,600,643	10.9%	1,455,730	10.5%
The Pacific	2,032,839	13.9%	1,873,642	13.5%
Europe	2,195,510	15.0%	1,903,590	13.7%
The Middle East	1,401,386	9.6%	1,339,158	9.6%
Africa	187,708	1.3%	346,931	2.5%
North America	2,576,875	17.6%	2,585,743	18.6%
Latin America	2,083,114	14.2%	1,953,289	14.0%
International Organizations, etc.	2,774	0.0%	4,975	0.0%

Total	12,080,848	82.4%	11,463,059	82.4%

UNTIED LOANS
Asia	240,276	1.6%	180,850	1.3%
The Pacific	—	—	—	—
Europe	1,385	0.0%	829	0.0%
The Middle East	43,004	0.3%	65,771	0.5%
Africa	15,047	0.1%	10,919	0.1%
North America	—	—	—	—
Latin America	303,016	2.1%	258,734	1.9%
International Organizations, etc.	139,190	0.9%	115,163	0.8%

Total	741,919	5.1%	632,267	4.5%

GOVERNMENTAL LOANS
Asia	15,864	0.1%	15,174	0.1%
The Pacific	—	—	—	—
Europe	1,970	0.0%	1,970	0.0%
The Middle East	12,285	0.1%	11,168	0.1%
Africa	257	0.0%	107	0.0%
North America	—	—	—	—
Latin America	1,832	0.0%	571	0.0%
International Organizations, etc.	—	—	—	—

Total	32,209	0.2%	28,990	0.2%

EQUITY INVESTMENTS
Asia	22,186	0.2%	21,985	0.2%
The Pacific	27,944	0.2%	29,004	0.2%
Europe	14,375	0.1%	26,233	0.2%
The Middle East	—	—	—	—
Africa	—	—	—	—
North America	7,644	0.1%	8,540	0.1%
Latin America	724	0.0%	1,089	0.0%
International Organizations, etc.	142,986	1.0%	175,880	1.3%

Total	215,858	1.5%	262,731	1.9%

Total credit outstanding	14,657,422	100.0%	13,919,433	100.0%

The following table sets forth, for the periods indicated, the total credit commitments made by JBIC on a non-consolidated basis, by type and geographical distribution in accordance with JBIC’s system of classification.

Credit Commitments by Type and Geographical Distribution of the JBIC Operations (Non-consolidated)

	JBIC Operations		JBIC Operations
	As of March 31,		As of March 31,
	2017		2018
	(In millions of yen except for the percentage)		(In millions of yen except for the percentage)
EXPORT LOANS
Asia	43,554	2.2%	27,798	2.4%
The Pacific	—	—	1,459	0.1%
Europe	34,780	1.8%	—	—
The Middle East	92,459	4.8%	—	—
Africa	—	—	—	—
North America	—	—	—	—
Latin America	104	0.0%	5,532	0.5%
International Organizations, etc.	4,201	0.2%	—	—

Total	175,098	9.0%	34,789	3.0%

IMPORT LOANS
Asia	—	—	—	—
The Pacific	—	—	—	—
Europe	—	—	—	—
The Middle East	—	—	238,098	20.8%
Africa	—	—	—	—
North America	—	—	—	—
Latin America	—	—	—	—
International Organizations, etc.	—	—	—	—

Total	—	—	238,098	20.8%

OVERSEAS INVESTMENT LOANS
Asia	623,591	32.0%	145,520	12.7%
The Pacific	11,148	0.6%	16,788	1.5%
Europe	490,993	25.2%	3,546	0.3%
The Middle East	41,813	2.1%	119,496	10.4%
Africa	—	—	138,410	12.1%
North America	550,226	28.3%	144,946	12.7%
Latin America	3,325	0.2%	195,744	17.1%
International Organizations, etc.	—	—	—	—

Total	1,721,097	88.4%	764,451	66.8%

UNTIED LOANS
Asia	25,300	1.3%	—	—
The Pacific	—	—	—	—
Europe	—	—	—	—
The Middle East	—	—	30,000	2.6%
Africa	—	—	—	—
North America	—	—	—	—
Latin America	2,829	0.1%	—	—
International Organizations, etc.	5,634	0.3%	—	—

Total	33,763	1.7%	30,000	2.6%

	JBIC Operations		JBIC Operations
	As of March 31,		As of March 31,
	2017		2018
	(In millions of yen except for the percentage)		(In millions of yen except for the percentage)
GOVERNMENTAL LOANS
Asia	—	—	—	—
The Pacific	—	—	—	—
Europe	—	—	—	—
The Middle East	—	—	—	—
Africa	—	—	—	—
North America	—	—	—	—
Latin America	—	—	—	—
International Organizations, etc.	—	—	—	—

Total	—	—	—	—

EQUITY INVESTMENTS
Asia	849	0.0%	255	0.0%
The Pacific	—	—	—	—
Europe	—	—	56,520	4.9%
The Middle East	—	—	—	—
Africa	—	—	—	—
North America	—	—	4,815	0.4%
Latin America	—	—	—	—
International Organizations, etc.	15,410	0.8%	16,191	1.4%

Total	16,259	0.8%	77,781	6.8%

Total credit commitments	1,946,216	100.0%	1,145,118	100.0%

Loan and Guarantee Terms of the JBIC Operations

The JBIC Act provides that JBIC’s interest rates and guarantee charges shall be determined in light of the interest rates and commissions charged for guarantees by private banks on a basis such that the revenues of the JBIC Operations will cover its expenditures and losses. In addition, JBIC may not compete with private financial institutions in extending loans and guarantees, and may extend loans and guarantees only if financing by private financial institutions on ordinary terms is deemed difficult. JBIC carefully investigates the financial position of each prospective borrower and the technical and financial aspects of the project to be financed, and with respect to the Ordinary Operations, a loan or guarantee is extended only if there is reasonable assurance of repayment.

JBIC itself determines the interest rates, maturities, loan participation percentages, security and other terms on which it lends its funds or extends its guarantees. The interest rate to be applied to each loan is set by the board of directors of JBIC, taking into consideration JBIC’s funding cost and the rate for borrowers of the highest credit standing from private banks extending long-term loans.

Most of the JBIC Operations involve the financing of projects in cooperation with private financial institutions. Loans extended to domestic borrowers are usually secured by a bank guarantee, a mortgage or other collateral, or supported by a covenant requiring the borrower to provide security to JBIC at its request. Overseas direct loans, which are usually extended to banks, governmental institutions in foreign countries or private companies with Japanese capital, are generally secured by guarantees issued by the foreign government or the foreign governmental financial institution, by securities issued by Japanese domestic companies, or by cash flow and other assets of the borrower taken as security by JBIC.

In addition to the loan terms provided in the JBIC Act, JBIC’s terms and conditions for export loans are determined, in the case of plant and equipment exports, in accordance with the OECD’s “Arrangement on Guidelines for Officially Supported Export Credits”, commonly referred to as the Consensus and, in the case of ship exports, the OECD’s “Understanding on Export Credits for Ships”, commonly referred to as the Understanding. The Consensus and the Understanding, which were established to avoid excessive competition in the area of financing for plant or ship exports, stipulate minimum interest rates, maximum credit terms and minimum down payments for officially supported medium-and long-term export credit.

The following table sets forth information concerning the balances of the JBIC Group’s outstanding loans as of March 31, 2018.

Loan Balances of the JBIC Operations by Remainder of Term (Consolidated)(a)

	As of March 31, 2018
	(In billions of yen except for the percentage)
One year or less	1,431	10.7%
More than 1 to 2 years	1,459	11.0%
More than 2 years to 3 years	1,608	12.1%
More than 3 years to 4 years	1,266	9.5%
More than 4 years to 5 years	1,302	9.8%
More than 5 years to 6 years	1,096	8.2%
More than 6 years to 7 years	1,230	9.2%
More than 7 years to 8 years	901	6.8%
More than 8 years to 9 years	636	4.8%
More than 9 years to 10 years	697	5.2%
More than 10 years	1,694	12.7%

Total	13,324	100%

(a)

The amounts do not include principal that is overdue and unpaid, and principal that may possibly be waived according to the “Changes in Debt Relief Method” announced by Government of Japan in December 2002.

The following table sets forth information concerning the balances of JBIC’s outstanding loans as of March 31, 2017.

Loan Balances of the JBIC Operations by Remainder of Term (Non-consolidated)(a)

	As of March 31, 2017
	(In billions of yen except for the percentage)
One year or less	1,452	10.2%
More than 1 to 2 years	1,497	10.5%
More than 2 years to 3 years	1,574	11.1%
More than 3 years to 4 years	1,667	11.7%
More than 4 years to 5 years	1,274	8.9%
More than 5 years to 6 years	1,287	9.0%
More than 6 years to 7 years	1,091	7.7%
More than 7 years to 8 years	1,142	8.0%
More than 8 years to 9 years	799	5.6%
More than 9 years to 10 years	559	3.9%
More than 10 years	1,897	13.3%

Total	14,239	100%

(a)

The amounts do not include principal that is overdue and unpaid, and principal that may possibly be waived according to the “Changes in Debt Relief Method” announced by Government of Japan in December 2002.

Allowance for Loan Losses of the JBIC Operations

The JBIC Group provides an allowance for possible loan losses, pursuant to the relevant cabinet order and related regulations. Allowance for loan losses as of March 31, 2018 amounted to ¥273,564 million.

In cases where borrowers indicate that they may be unable to meet payments on their loans, the JBIC Group may revise the terms of repayment. In the case of direct loans to foreign governments, the international system provides several mechanisms and institutions through which countries facing repayment difficulties can effect remedial measures in agreement with their creditors (Paris Club rescheduling). Therefore, rescheduled principal and interest payments may have to be accepted in order to facilitate the collectability of some loans or portions of loans. Should a default occur in the payment of principal or interest (whether by reason of a failure to agree on modified loan terms or otherwise), the JBIC Group considers the related loan to be in arrears immediately to the extent of the defaulted amount.

Sources of Funds of the JBIC Operations

The following table sets forth information concerning the sources of funds for the JBIC Operations during the fiscal year ended March 31, 2018.

Sources of Funds of the JBIC Operations

Year ended March 31,
2018
(In billions of yen)
Borrowings from the Government Fund for Fiscal Investment and Loan Program(a)	¥210
Borrowings from the Foreign Exchange Fund Special Account(b)	854
Borrowings in Foreign Currency from Financial Institutions(c)	—
Bonds and Notes with the Government Guarantee(b)	1,630
Bonds and Notes without the Government Guarantee	60

(a)	Includes both short-term and long-term borrowings.
(b)

The amount of borrowings from the Foreign Exchange Fund Special Account is calculated based on the exchange rate at the end of the month immediately preceding the date on which the borrowings were incurred. The amount of Bonds and Notes with the Government Guarantee is calculated based on the exchange rate at the end of the month immediately preceding the date of issuance of the bonds and notes.

(c)	Long-term borrowings.

JBIC raises funds for its JBIC Operations through borrowings from the Government of Japan and issuances of Japanese Government-guaranteed bonds and notes in international markets. In the fiscal year ended March 31, 2017, JBIC issued bonds with a guarantee from the Government of Japan in the aggregate amount of $10.3 billion, and did not issue any bonds without a guarantee from the Government of Japan. In the fiscal year ended March 31, 2018, JBIC issued bonds with a guarantee from the Government of Japan in the aggregate amount of $14.5 billion, and issued bonds without a guarantee from the Government of Japan in the aggregate amount of ¥60 billion.

See “—Recent Development” for information regarding $1.5 billion of 2.125% government-guaranteed bonds due November 16, 2020, $1.5 billion of 2.375% government-guaranteed bonds due November 16, 2022 and $1.5 billion of 2.750% government-guaranteed bonds due November 16, 2027 issued by JBIC on November 16, 2017 and $1.0 billion of 3.125% government-guaranteed bonds due July 20, 2021, $1.5 billion of 3.250% government-guaranteed bonds due July 20, 2023 and $1.0 billion of 3.250% government-guaranteed bonds due July 20, 2028 issued by JBIC on July 20, 2018.

Capitalization

The Capitalization of the JBIC Group as of March 31, 2018 was as follows:

As of March 31, 2018
(In millions of yen)
Total Assets	¥18,012,060
Net Assets	2,546,471
Capital Stock	1,765,200
Retained Earnings	883,601

Net Assets /Total Assets	14.14%

The capital adequacy ratios for JBIC at the end of the fiscal year ended March 31, 2018, which are calculated in accordance with the Basel III framework and relevant international standards, are set forth in the table below.

As of March 31, 2018
(In billions of yen except for the percentage)
Total risk-weighted capital ratio	19.18%
Tier 1 risk-weighted capital ratio	18.29%
Common Equity Tier 1 risk-weighted capital ratio	18.29%
Total capital (Common Equity Tier 1 capital + Additional Tier 1 capital + Tier 2 capital)	¥2,739
Tier 1 capital (Common Equity Tier 1 capital + Additional Tier 1 capital)	2,613
Common Equity Tier 1 capital	2,613
Risk-weighted assets	14,282
The amount of minimum capital requirements	1,143

Non-performing Loans

JBIC assessed its loans and other credits in accordance with disclosure requirements that are based, in all material respects, on two sets of disclosure regulations that are followed by commercial financial institutions in Japan, although JBIC is not required to follow either set of regulations. The first set of disclosure regulations includes those set forth under the Banking Act of 1981, as amended (the “Banking Act”). The second set of disclosure regulations includes those set forth in the Act on Emergency Measures for the Revitalization of the Functions of the Financial System of 1998, as amended (the “Financial Revitalization Law”).

The table below sets forth the results of the JBIC Group’s assessment of the JBIC Group’s loans as of March 31, 2018, classified in all material respects according to the Banking Act(a):

As of March 31, 2018
(In millions of yen)
Bankrupt loans(b)	—
Non-accrual loans(c)	¥188,842
Loans with interest or principal repayments three months or more in arrears(d)	—
Restructured loans(e)	225,846

Total	¥414,688

(a)	All of the loans shown in the table relate to the Ordinary Operations. Special Operations did not have any applicable loans as of March 31, 2018.
(b)

“Bankrupt loans” are loans, defined in Article 96, Paragraph 1, Item (iii), a. through e. and Item (iv) of the corporate Tax Law Enforcement Ordinance (Government Ordinance No. 97, 1965), on which accrued interest income is not recognized as there is substantial uncertainty over the ultimate collectability of either principal or interest because they have been in arrears for a considerable period of time or for other reasons.

(c)

“Non-accrual loans” are loans on which accrued interest income is not recognized, although this excludes Bankrupt loans and the loans on which interest payments are deferred in order to support the borrowers’ recovery from financial difficulties.

(d)

“Loans with interest or principal repayments three months or more in arrears” are loans whose principal or interest payment is three months or more in arrears, and which do not fall under the category of “Bankrupt loans” and “Non-accrual loans.”

(e)

“Restructured loans” are loans whose repayment terms and conditions have been amended in favor of the borrowers (e.g. reduction of or exemption from the stated interest rate, the deferral of interest payments, the extension of principal repayments or renunciation of claims) in order to support the borrowers’ recovery from financial difficulties, and which do not fall under the category of “Bankrupt loans,” “Non-accrual loans,” or “Loans with interest or principal repayments three months or more in arrears.”

The table below sets forth the results of JBIC’s assessment of JBIC’s loan portfolio as of March 31, 2018, classified in all material respects according to the standards under the Financial Revitalization Law(a):

As of March 31, 2018
(In millions of yen)
Bankrupt and quasi-bankrupt assets(b)	—
Doubtful assets(c)	¥188,842
Substandard loans(d)	225,846

Total	¥414,688

(a)	All of the loans shown in the table relate to the Ordinary Operations. Special Operations did not have any applicable loans as of March 31, 2018.
(b)

“Bankrupt and quasi-bankrupt assets” are loans to and other credits to debtors which have begun proceedings under the Bankruptcy Law, the Corporate Reorganization Law, the Financial Revitalization Law or other similar laws of Japan and have financially failed, as well as similar loans as so designated.

(c)

“Doubtful assets” are loans to and other credits to debtors whose financial and operational conditions have been deteriorated and which are unlikely to make payment of principal and/or interest on a contractual basis.

(d)

“Substandard loans” are (1) “Loans with interest or principal repayments three months or more in arrears” for which principal and/or interest is past due three months or more from their date scheduled payment dates excluding “Bankrupt and quasi-bankrupt assets” and “Doubtful assets”, and (2) restructured loans on which we granted concessions to borrowers in financial difficulty to assist them in their financial recovery and enable them to eventually pay their creditors, but exclude “Bankrupt and quasi-bankrupt assets,” “Doubtful assets” and “Loans with interest or principal repayments three months or more in arrears.”

In the event that a debtor country is temporarily unable to repay its external public debt (debts to creditors that are public institutions such as central governments, trade insurance agencies and export credit agencies) due to a decline in its balance of payments, meetings of creditor countries (the “Paris Club”) may be held to discuss debt relief measures. When creditor countries agree on debt relief measures, debt rescheduling agreements between the creditors and a debtor are agreed, and repayments are made according to the agreements. During this temporary liquidity assistance effort, the debtor country implements an economic reform program pursuant to an agreement with the IMF and continues repayments of its debts. The principal amount of loans as of March 31, 2018, of which JBIC agreed to provide debt relief pursuant to the Paris Club agreements was ¥129,376 million.

JBIC classifies its loans rescheduled under the Paris Club made to borrowers classified under the Banking Law self assessment as “Watchlisted”, but not “Loans with interest or principal repayments three months or more in arrears”, as “Restructured loans.” The amount of such loans as of March  31, 2018, included in “Restructured loans” in the above table, is ¥87,193 million.

Risk Management

As a policy-lending institution, JBIC separately manages the major risks of Ordinary Operations and Special Operations in the following manner.

Credit Risk

Managing credit risk

The basis of credit risk management is centered on individual credit management based on the creditworthiness of the borrower during the credit approval process.

When a new credit application is processed, the relevant finance departments (sales promotion departments) and credit departments collect and analyze information on the borrower. The overseas representative offices also play a part in collecting information on foreign governments and corporations. Credit appraisal takes place based on the information that has been gathered and analyzed, with the different departments ensuring appropriate check throughout the process, leading to the final decision by the management.

For lending to foreign governments and corporations, JBIC makes use of its position as a public institution and exchanges views and information with governments and other authorities in recipient countries, international institutions such as the IMF and the World Bank, other regional development banks and official export credit agencies as well as private financial institutions in the industrial countries. Using all these channels, JBIC evaluates sovereign or country risk (risk in addition to corporate risk associated with the country in which the corporation is located) based on a broad range of information on government and government agency borrowers as well as political and economic conditions in their countries.

For credit to domestic and foreign corporations, there is a need to evaluate their creditworthiness and the appropriateness of the collateral they provide. In particular, for credit related to projects overseas, credit evaluation involves checking the certainty of transactions to be financed, feasibility studies of projects and the industry in which the borrower operates.

Credit risk rating

JBIC has institutionalized its credit risk rating system that covers substantially all of its borrowers. JBIC uses its credit risk ratings for loan appraisals and to quantify its credit risks. Further, the credit risk rating system has been revised where necessary.

Asset self assessment

As part of its credit risk management, JBIC undertakes self assessments, similar to Japanese private financial institutions, in accordance with the Financial Inspection Manuals prepared by the Financial Services Agency. In this process, JBIC, following the examples of private financial institutions, conducts first stage assessments by the relevant finance departments, second stage assessments by the credit and country economic analysis departments, and inspections by an independent auditing department. The results of asset self assessment are used for the disclosure of the quality of assets to enhance the transparency of JBIC’s financial position.

Quantifying credit risks

Besides the individual credit management outlined above, credit risks are quantified to assess the overall risk of the portfolio in these operations. To quantify credit risks, it is important to take into account the characteristic of the loan portfolio, that there are a significant proportion of long-term loans and loans involving sovereign risk or country risk. Also to be taken into account is the mechanism of securing assets, such as the framework of international financial assistance to debtor countries through the Paris Club, which is unique to official creditors. This account uses a unique model to quantify the credit risk taking account of the above explained elements and measures amount of credit risk, which are utilized for credit risk management.

Market Risks

Exchange rate risk

Foreign currency-denominated loans conducted in these operations involve risks related to exchange rate fluctuations. JBIC has a consistent policy of managing this risk by fully hedging this risk exposure through the use of currency swaps and forward foreign exchange contracts.

Interest rate risk

Interest rate risk arises from exposure to market interest rate fluctuations for yen-denominated loan and foreign currency-denominated loan operations and the policy for managing interest rate risk is described below.

(1) Yen-denominated loan operations

Funding for yen-denominated loans is mainly managed at fixed-rate interest. Interest rate risk for yen-denominated loans, however, is limited since derivative transactions such as interest rate swaps are used to hedge interest rate risk for portions of loans that are thought to have high exposures to interest rate fluctuation.

(2) Foreign currency-denominated loan operations

Interest rate risks associated with foreign currency-denominated loan operations and relevant fundings are generally hedged by managing the funds with floating interest rates with the use of interest rate swap transactions.

Derivatives transactions

Policy for derivatives transactions

JBIC engages in derivative transactions solely for the purpose of hedging foreign exchange risks and interest rate risks associated with its lending and funding operations.

Transactions

Derivatives transactions of JBIC include interest rate and currency swaps and forward exchange contracts. The table below gives details of these transactions as of March 31, 2018.

Credit Risk Amounts of Derivatives, etc. for JBIC

	As of March 31, 2018
	Notional Amount(a)	Credit Risk
	(In billions of yen)
Interest Rate Swaps	¥5,007	¥59
Currency Swaps	3,274	335
Forward Exchange Contracts	95	0
Credit Risk Reductions through Netting	—	(236)

Total	¥8,377	¥159

(a)	The amounts indicated are maximum notional amounts to which JBIC may be exposed during the period since March 31, 2018 through the maturity date of the relevant derivative contract.

Risks involved in derivatives transactions and policies for addressing risks

Credit risk. Credit risk refers to potential losses from the failure of a counterparty to perform its obligations in accordance with the terms and conditions of the contract governing transactions due to bankruptcy or deteriorating business conditions.

JBIC constantly monitors the market value of derivatives transactions as to each counterparty and the amount of its credit exposure to and creditworthiness of each counterparty in order to ascertain the appropriateness of entering into or maintaining a transaction with each counterparty.

Market risk. Market risk refers to the risk of potential losses due to changes in the value or market price of financial instruments, such as derivatives, that are caused by fluctuations in exchange rates and interest rates. As JBIC engages in derivatives transactions solely for the purpose of hedging market risks of other transactions, such as raising capital or loan transactions, the market risks related to such derivatives transactions are generally offset by the market risks involved in the transactions that are being hedged.

Liquidity Risk. Liquidity risk refers to the risk of cash flow tightening due to worsening fund-raising capability that arises from deterioration of creditworthiness or mismatches in the maturity of assets and liabilities. JBIC minimizes liquidity risk through effective cash flow management and diversification of its funding sources. In addition, multiple financial institutions have established short-term credit lines with JBIC. JBIC borrows under the FILP and issues government-guaranteed bonds in the international capital markets for the JBIC Operations. JBIC may also issue bonds without a government guarantee in the domestic capital markets.

Operational Risk. Operational risk refers to the potential loss from negligence or from accidents or misdeeds on the part of JBIC’s management and staff or from external events. JBIC minimizes this risk by ensuring accurate operations through checks on the administrative process, creating operational manuals, improving training programs, and streamlining and computerizing procedures.

Computer System Risk. Computer system risk refers to the potential loss from a breakdown or malfunction in computer systems as well as from their misuse. With greater reliance on information systems, there is an increasing need to make the operations of JBIC smoother and more effective by exchanging information with Japanese firms as well as foreign governments through information networks. It is thus important to give greater weight to information management and staff with respect to internal information management and by putting in place measures to block illegal access to JBIC’s information systems from external sources by way of information networks. As part of an effort to ensure information security, JBIC drew up the Information Security Policy and created the Information Security Committee, consisting of the Managing Executive Officer in charge and heads of the relevant departments.

Information Security Risk. Information security risk refers to the potential loss caused by threats to confidentiality of information assets. JBIC manages information security risk by establishing information security rules and by thoroughly training officers and employees.

Disaster and Crisis Risks. Disaster and crisis risks refer to the potential loss caused by disasters or other crises. In order to manage disaster and crisis risks, JBIC has established internal rules regarding crisis management. In the event a crisis occurs and normal operations are disrupted or disruptions to normal operations are anticipated, JBIC will establish a Countermeasure Office in accordance with the internal rules regarding crisis management and will work towards prompt and efficient recovery of operations. JBIC has also established a Business Continuity Plan for the purpose of carrying out continuous operations in the event a major earthquake occurs in the Tokyo metropolitan area.

MANAGEMENT

JBIC’s board of directors has the ultimate responsibility for the administration of its affairs. JBIC’s articles of incorporation provide for a board of directors of not more than eight directors and three corporate auditors. All directors and corporate auditors are elected by the Japanese government as JBIC’s sole shareholder at the shareholder’s general meetings, but the election of each director and corporate auditor is subject to approval of the Minister of Finance in accordance with the JBIC Act. The normal term of office for directors is two years, and the normal term of office for corporate auditors is four years, but directors and corporate auditors may serve any number of consecutive terms. The board of directors may elect from among its members a Governor, Deputy Governor, an Executive Managing Director, several Senior Managing Directors and several Managing Directors. The Governor acts as the chairperson at the shareholder’s general meeting. The board of directors may also elect one or more representative directors from among its members, but such election is subject to the approval of the Minister of Finance. Each of the Governor, Deputy Governor, Executive Managing Director and Senior Managing Directors shall represent JBIC in the conduct of its affairs, and in addition, several directors may be appointed to have the authority to represent JBIC in the conduct of its affairs.

The corporate auditors form the board of corporate auditors. The board of corporate auditors has a statutory duty to prepare and submit an audit report to the board of directors each year based on the audit reports issued by the individual corporate auditors in that year. A corporate auditor may note his or her opinion in the audit report issued by the board of corporate auditors if his or her opinion expressed in the individual audit report is different from the opinion expressed in the audit report issued by the board of corporate auditors. The board of corporate auditors is empowered to establish audit principles, the method of examination by the corporate auditors of JBIC’s affairs and financial position and any other matters relating to the performance of the corporate auditors’ duties.

JBIC is required to appoint, and has appointed, independent auditors, who have the statutory duties of examining the financial statements, prepared in accordance with Japanese GAAP, to be submitted to the shareholders by a representative director, and preparing their audit report thereon. JBIC has selected its independent auditors to audit the financial statements for the fiscal years ended March 31, 2017 and 2018.

JBIC’s current directors and corporate auditors as of June 21, 2018, are as follows:

Name	Title
Tadashi Maeda	Governor
Nobumitsu Hayashi	Deputy Governor
Kazuhiko Amakawa	Executive Managing Director
Yasushi Hasegawa	Senior Managing Director
Kuninori Kuroishi	Senior Managing Director
Tatsuhiko Takesada	Senior Managing Director
Shinichi Koizumi	Managing Director (Outside Director)
Yoshinori Kawamura	Managing Director (Outside Director)
Yasuo Ota	Corporate Auditor (Full-Time Corporate Auditor)
Mitsuaki Tsuchiya	Corporate Auditor (Outside Corporate Auditor)
Yuko Tamai	Corporate Auditor (Outside Corporate Auditor)

DEBT RECORD

There has been no default in the payment of interest or principal on any obligation of the JBIC Group, including those obligations incurred by its predecessors to which JBIC succeeded.

FINANCIAL STATEMENTS

Audited consolidated financial statements for the fiscal year ended March 31, 2018 of JBIC and its consolidated subsidiaries and audited non-consolidated financial statements for the fiscal years ended March 31, 2017 and 2018 of JBIC prepared in accordance with Japanese GAAP are included as Exhibit 2 to this Annual Report on Form 18-K filed with the Commission. Such financial statements have been audited by Ernst & Young ShinNihon LLC, independent auditors, as stated in their report accompanying such financial statements.

JBIC started preparing financial statements in accordance with IFRS as issued by the IASB from the fiscal year ended March 31, 2015 for reference purposes in order to improve comparability with other issuers outside of Japan. The JBIC Group’s consolidated financial statements as of and for the fiscal years ended March 31, 2018 and 2017 prepared in accordance with IFRS are included as Exhibit 7 to this Annual report on Form 18-K. Such financial statements have been audited by Ernst & Young ShinNihon LLC, independent auditors, as stated in their report accompanying such financial statements.

In preparing financial statements in accordance with IFRS as issued by the IASB, JBIC made adjustments to the financial statements prepared in accordance with Japanese GAAP which were prepared based on the JBIC Act and related regulations. Details of reconciliations between the two sets of financial statements are included as Exhibit 9 to this Annual Report on Form 18-K.